Exhibit 99.3

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group, Inc.—VP, Corporate Relations

George Zoley The GEO Group, Inc.—Chairman & CEO

Brian Evans The GEO Group, Inc.—SVP & CFO

John Hurley The GEO Group, Inc.—SVP & President

CONFERENCE CALL PARTICIPANTS

Manav Patnaik Barclays Capital—Analyst

Toby Sommer SunTrust Robinson Humphrey—Analyst

Kevin McVeigh Macquarie Securities—Analyst

Chuck Ruff Insight Investments – Analyst

Unidentified Participant on behalf of Kevin Campbell

of Avondale Partners

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2013 GEO Group, Inc. earnings conference call. My name is Allison and I will be your operator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this call is being recorded for replay purposes. I would now like to turn the call over to Mr. Pablo Paez, Vice President of Corporate Relations. Please proceed, sir.

Pablo Paez —The GEO Group, Inc.—VP, Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second-quarter 2013 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; and John Hurley, President of GEO Corrections and Detention.

This morning we will discuss our second-quarter performance and business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.GEOGroup.com.

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the safe harbor provisions of the securities laws.

Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings including the Form 10-K, 10-Q and 8-K reports. With that please allow me to turn this call over to our Chairman and CEO, George Zoley. George.

George Zoley —The GEO Group, Inc.—Chairman & CEO

Thanks, Pablo, and good morning to everyone, thanks for joining us as we review our second-quarter results and provide an update of our efforts to pursue quality growth opportunities and return value to our shareholders.

Our strong quarterly earnings results continue to be driven by sound operational and financial performance from our diversified business units in the U.S. and internationally. During the second quarter we achieved a number of important milestones.

In June we closed on our previously announced acquisition of the Joe Corley Detention Center in Montgomery County, Texas for $65 million. The center was previously owned by the county and houses ICE and U.S. Marshals detainees. We manage the center under a contract with the county and this is one of the best performing management contracts with annual revenues of approximately $27 million.

The acquisition of the center has allowed us to secure long-term benefits of this contract and it is expected to generate returns on investment consistent with our owned facilities. Further, we believe this important acquisition significantly improves our competitive position to pursue expansion opportunities given the ongoing need for federal bed space in this region of the country.

Early in the quarter we took important steps to restructure our balance sheet. In April we amended our $1 billion senior credit facility at favorable rates and more flexible terms. The restructuring of our credit facility was preceded by the March offering of $300 million in senior unsecured notes at a yield of 5.125%, a historically low rate for our Company.

The important steps have given us more flexibility as we continue to pursue accretive opportunities for new organic development projects and potential asset purchases. These opportunities are expected to drive growth for our Company as we continue to return value to our shareholders.

Today we announced our third-quarter dividend of $0.50 per share consistent with our prior guidance. As we have expressed to you in the past, our Board and our management team remain focused on the careful evaluation of our allocation of capital to enhance shareholder value. We remain committed to increasing our dividend payout in our adjusted funds from operations through the continued organic growth of the Company. In line with that commitment we expect to increase our quarterly dividend payout ratio to approximately 75% of AFFO or $0.53 to $0.55 per share in the fourth quarter of this year.

Our recently completed refinancing, the potential reactivation of idle facilities and new organic opportunities will give us the flexibility to return a higher portion of our funds available for distribution to our shareholders.

With respect to the outlook for our industry, we continue to be optimistic regarding several new opportunities that we are currently pursuing. Our most immediate potential catalysts are at the prospective reactivation of our current inventory of idle facilities which total approximately 6,000 beds.

Specifically as it relates to our current idle facilities in inventory we are currently participating in known public procurements in California, Michigan and at the federal level. These procurements are expected to have contract awards announced this year and next year and may result in the reactivation of several of our idle facilities. Further, we are exploring a number of nonpublic opportunities that relate to both new project development as well as potential asset purchases.

We believe that our Company is well positioned to benefit from these important opportunities. We also believe that our Company has attractive investment characteristics which are underpinned by our robust real estate portfolio of company owned and leased facilities. Our Company profile has evolved over several years during which time we have developed and financed dozens of new detention and correctional facilities for federal and state government clients.

We currently own or lease approximately 70% of our facilities and 60% of our beds worldwide. And approximately 60% of our total revenues are generated by our Company owned and Company leased facilities. Our owned and leased real estate portfolio encompasses approximately 8 million square feet in diversified facilities located on more than 4,000 acres of land across the United States. We have stable and sustainable income through increasingly longer-term contract arrangements.

We have a diversified base of investment-grade government customers with multiple individual contract arrangements with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates in the mid to high 90%s and strong customer retention rates in excess of 90%. Our long-term assets require relatively low levels of maintenance CapEx.

As we have discussed historically, our maintenance CapEx requirements of approximately $25 million to $30 million annually are less than half of our annual depreciation expense of $70 million. Now I would like to turn the call over to Brian Evans to review our financial performance and outlook.

Brian Evans —The GEO Group, Inc.—SVP & CFO

Thank you, George, good morning, everyone. We are very pleased with our second-quarter results as well as our outlook for 2013. As disclosed in our press release today, our adjusted funds from operations for the second quarter 2013 increased to $0.73 per share from $0.64 per share last year. On a GAAP basis we reported second-quarter 2013 income from continuing operations of $0.48 per share compared to $0.34 per share a year ago.

Our quarterly results include a tax benefit of $8.4 million associated with our recent REIT conversion. This tax benefit is offset by $1 million after-tax, one time REIT conversion related expenses, and $4.4 million after-tax associated with the write-off of deferred financing fees in connection with our recent financing activities.

Our total revenues for the second quarter 2013 increased to approximately $382 million from $371 million a year ago. Approximately 60% of our revenues are generated by our Company owned and Company leased properties. For the second quarter 2013 we reported net operating income of approximately $102 million. Approximately 70% of our NOI is generated by our Company owned and Company leased properties.

Second-quarter 2013 results reflect a normalization of approximately 4,000 new beds activated by our U.S. corrections division during 2012. These beds added approximately $80 million in fully annualized revenues. Additionally, our GEO community services business unit added normalized revenues during the second quarter as a result of the activation of new day reporting centers, the expansion of one of our residential reentry facilities in Alaska and the addition of new electronic monitoring contracts during 2012.

Moving to our outlook for 2013, we expect our full year AFFO per share to be in a range of $2.82 to $2.89 or $203 million to $208 million. On a GAAP basis we expect our income from continuing operations for the year to be between $1.65 and $1.70 per share including the tax benefit in the second quarter offset by one-time expenses related to our REIT conversion and the write-off of deferred financing fees.

We expect our full-year revenues to be in a range of $1.51 billion to $1.53 billion. Our NOI is expected to be in a range of $411 million to $419 million, again with approximately 70% of NOI being generated by our Company owned and Company leased properties. Our guidance does not assume the potential reactivation of our idle facilities totaling approximately 6,000 beds or any new projects, both of which would represent significant upside to our financial performance.

With respect to our third quarter 2013 we expect revenues to be in a range of $378 million to $383 million. We expect our income from continuing operations for the third-quarter to be in a range of $0.42 to $0.44 per share. And we expect our third-quarter 2013 AFFO per share to be in a range of $0.70 to $0.73.

With respect to the fourth quarter 2013 we expect revenues to be in a range of $378 million to $383 million. On a GAAP basis we expect our income from continuing operations for the fourth quarter to be in a range of $0.42 to $0.45 per share and we expect our fourth-quarter 2013 AFFO to be in a range of $0.70 to $0.73 per share.

Our guidance for the second half of the year reflects the effect of negative foreign exchange fluctuations in our international business unit as a result of the strengthening of the U.S. dollar, which will result in an impact or revenues of approximately $10 million for the second half of the year.

As George mentioned, during the second quarter we completed an amendment to our senior credit facility which is now comprised of a $300 million term loan and a $700 million revolver. As of early August 2013 we had approximately $280 million outstanding and $60 million set aside for letters of credit under the revolver leaving $350 million in additional capacity.

This important milestone has resulted in a more flexible debt structure, which has allowed us to eliminate approximately $25 million to $30 million in mandatory annual principal payments, increasing our funds available for distribution from $155 million to $185 million and giving us additional flexibility to continue to maximize shareholder value.

With respect to our other uses of cash, we expect our project and growth CapEx to be approximately $20 million to $30 million in 2013, of which approximately $15 million was spent in the first half of the year. Additionally, during the second quarter, as George discussed, we acquired the Joe Corley Detention Center for $65 million. We believe that this important acquisition is indicative of additional opportunities we may pursue for the purchase or development of state and county assets.

And our restructured balance sheet will give us the flexibility to pursue these important opportunities and create value for our shareholders. With that I will turn the call over to John Hurley for a review of our market opportunities. John.

John Hurley —The GEO Group, Inc.—SVP & President

Thanks, Brian, and good morning, everyone. I would like to address select publicly known business development opportunities in our key segments starting with the federal market and the three federal government agencies that we serve. We have a long-standing partnership with the Federal Bureau of Prisons; the United States Marshals Service and the U.S. Immigration and Customs Enforcement, or ICE. And we provide cost effective solutions for them at a number of our facilities across the country.

We continue to see meaningful opportunities for us to partner with all three of these federal agencies notwithstanding the various issues with the federal budget which we believe will have no material negative impact on our business. Federal Bureau of Prisons continues to face capacity constraints coupled with a growing offender population.

ICE and the U.S. Marshal Service continue to consolidate existing populations into larger, more modern facilities which has driven the need for additional private beds as evidenced by the activation late last year of our ICE contract in Adelanto, California, and our new contract with the U.S. Marshal Service in Aurora, Colorado.

With regard to new business opportunities the Bureau of Prisons has issued a solicitation for up to 1,600 beds at existing facilities which can be located anywhere in the country. Proposals under this procurement were submitted last September. An award under this solicitation has been delayed pending resolution on the agency’s new budget for fiscal year 2013-2014.

The Bureau of Prisons has also recently issued a new solicitation with two requirements, each requirement is to house approximately 1,565 to 2,000 low security adult males. One facility must be located in one of the following states — Ohio, Michigan, Pennsylvania, New Jersey, or New York. The other purposed facility may be located anywhere in the continental United States.

This procurement will include the rebid of our Company owned facility in Pennsylvania whose contract expires in April 2016, and the rebid of another BOP privately operated facility in Ohio whose contract expires in May 2015. Proposals for this procurement will be submitted this month with awards expected in mid-2014.

Additionally, the Customs and Border Protection Agency issued a request for proposal for the provision of secure transportation services for the Southwest border of the United States. We expect the contract award to be announced this year.

Turning to our state market segment, as states across the country continue to face budgetary pressures their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in privatization projects. Several states across the country continue to face capacity constraints and inmate population growth.

Many of our state clients require additional beds as inmate populations continue to increase and aging inefficient prisons need to be replaced with new more cost efficient facilities. For instance, in the states where we currently operate the average age of state facilities ranges from approximately 30 to 60 years old.

With respect to state solicitations, the state of California has a pending procurement for 1,225 in-state community correctional facility beds. Proposals were submitted in late May with contract awards expected in the near future. We have more than 2,200 community correctional facility beds in inventory in California.

Given the recent ruling from the United States Supreme Court denying the state’s request for a stay, we expect additional opportunities to partner with CDCR as the state continues to look for cost-efficient bed space in-state and potentially out-of-state. Following the Supreme Court’s decision it has been reported that state officials are considering the transfer of at least 4,000 inmates and potentially several thousand more to private prison facilities both in-state and out-of-state in order to comply with the court’s order.

In Michigan the Department of Corrections has a pending RFP for approximately 1,000 in-state beds. Proposals were submitted in late May with a contract award expected in the third or fourth quarter.

In Florida the Department of Management Services has issued an invitation to negotiate for the competitive rebid of three existing private prisons which are not currently operated by GEO. The Moore Haven, Graceville and Bay Facilities total more than 3,800 beds.

Turning to our GEO community services segment, each of our community services divisions continues to pursue several new growth opportunities. Our reentry services division is competing for a number of formal solicitations from the federal Bureau of Prisons for residential community based reentry centers across the country.

Additionally, we’re working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based reentry services in both residential facilities as well as non-residential day reporting centers. Our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. In the last year BI added more than $4 million in annual revenues and we expect to compete on additional opportunities as correctional agencies across the U.S. increase their use of electronic monitoring technologies to track offenders who have been placed under community supervision. At this time I will turn the call back to George for his closing remarks. George.

George Zoley —The GEO Group, Inc.—Chairman & CEO

Thanks, John. In closing we are very pleased with our second quarter results and the outlook which continues to be driven by solid operational and financial performance from our core operations in the U.S. and internationally. Our Company remains focused on effectively allocating capital to enhance value for its shareholders.

We have taken several steps to restructure our balance sheet and attain the flexibility to return a higher portion of our funds available for distribution to our shareholders over time. We are actively participating in a number of procurements that are expected to have contract awards later this year and could result in the reactivation of several of our idle facilities in inventory.

Further, we are exploring a number of other growth opportunities for the development of new projects and the potential purchase of assets in our core market segments similar to the acquisition of the Joe Corley Detention Center. We believe that this important transaction is indicative of other potential opportunities we may pursue for the purchase of existing assets or the development of new assets. We expect that all of these efforts will continue to drive the growth for our Company and create value for our shareholders.

In recognition of our continued Company growth we expect our fourth-quarter dividend to increase to $0.53 to $0.55 per share representing a payout ratio of AFFO of approximately 75%. We also believe that our diversified growth in investment strategies have positioned GEO as the leading provider of corrections, detention and community reentry services through a GEO continuum of care that can deliver performance-based outcomes and significant cost savings for our clients worldwide.

As I’ve expressed to you in the past, we view all these different initiatives to enhance shareholder value as complementary and none pursued to the detriment of the others. This concludes our presentation. We would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Manav Patnaik, Barclays.

Manav Patnaik —Barclays Capital—Analyst

My first question was just sort of big picture. I wanted to get your updated thoughts. I guess right now your net debt to EBITDA is about 4.8 times and putting that in context with I guess the ATM program that you had initiated I think it was last quarter.

I just wanted to get your thoughts on how aggressive you can or would want to be in terms of two things, one, discontinued acquisitions whether that is one of the facilities or it seems like your competitor obviously bought a small player, if there are many more of those? And also in terms of share buybacks if that is an option?

George Zoley —The GEO Group, Inc.—Chairman & CEO

As I said in our prepared remarks, we are aggressively pursuing other nonpublic opportunities, which also include the possible purchase of facilities and additional assets. So we think we are well-positioned and by virtue of our financial agreements and capacity to act on those opportunities and (multiple speakers).

Brian Evans —The GEO Group, Inc.—SVP & CFO

I think just to supplement that, obviously with the revolver we think we have significant liquidity there to pursue those growth opportunities. We are comfortable with the leverage level that we are at right now and we obviously have the ATM in place as just an additional source of liquidity if we need it.

Manav Patnaik —Barclays Capital—Analyst

Okay. And can you remind us what your, I guess, covenant levels are for the net debt to EBITDA?

Brian Evans —The GEO Group, Inc.—SVP & CFO

5.75.

Manav Patnaik —Barclays Capital—Analyst

5.75, okay, cool. And then just to touch on your comments on California again. Has — I guess maybe a little more if possible in terms of has California reached out specifically to you guys in terms of discussing opportunities or was that comment on potentially looking for 4,000 more beds more just a public statement?

George Zoley —The GEO Group, Inc.—Chairman & CEO

That was a public statement in addition to the current procurement in which we are participating for the 1,225 beds, community treatment beds.

Manav Patnaik —Barclays Capital—Analyst

Okay. Fair enough. All right, thanks, I will get back in the queue.

Operator

Toby Sommer, SunTrust.

Toby Sommer —SunTrust Robinson Humphrey—Analyst

First is just a housekeeping question. The intention to increase the dividend in the fourth quarter, that is something new you are revealing on the call, right?

Brian Evans —The GEO Group, Inc.—SVP & CFO

Yes.

Toby Sommer —SunTrust Robinson Humphrey—Analyst

Okay, thanks. And then for the opportunities for new projects and potentially acquisitions of facilities, are those kinds of discussions proceeding at a pace that you would describe as steady or are they progressing at a more rapid pace now than comparable conversations and discussions of six months or a year ago?

George Zoley —The GEO Group, Inc.—Chairman & CEO

I think there are more opportunities this year than there ever have been in the past.

Toby Sommer —SunTrust Robinson Humphrey—Analyst

Thank you, that was very direct and very helpful. And of the facilities that you have that you could reactivate, are there certain facilities that you feel are kind of the most attractive and most likely to be reactivated versus the others in your portfolio?

George Zoley —The GEO Group, Inc.—Chairman & CEO

Well, I think it is fair to say that our California in-state facilities would be the most attractive to a potential client like California. I would begin with those. And then we do have some other large-scale facilities like our 2,000 bed Hinton, Oklahoma facility, our 1,750 bed Michigan facility, in particular that are well placed and sized for large scale needs by a state or a federal client.

Toby Sommer —SunTrust Robinson Humphrey—Analyst

Thank you. And my last question relates to California. Where would the next actions need to take place for the state to effectively contract for incremental in-state or even out-of-state beds? Should our eyes be focused on the legislature in terms of appropriating funding?

George Zoley —The GEO Group, Inc.—Chairman & CEO

Well, I think that is certainly part of it, that there will be a need for additional funds. And then another part of it is by what means? Is it the traditional procurement process or some expedited basis? Because it’s I guess my interpretation that the three federal judge panel gave the department significant leeway and relief from certain legal restrictions in moving forward and increasing capacity.

So it is yet to — it remains to be seen as to how they approach that. But I think they will need more money and they will need very possibly some kind of procurement approach to reactivating additional capacity. But in answer to one of the previous questions, although we haven’t been contacted per se directly, we have obviously marketed to the state and given them additional information as to the availability of our different facilities in-state and out-of-state. They are well aware of our capacity.

Toby Sommer —SunTrust Robinson Humphrey—Analyst

Thank you very much.

Operator

(Operator Instructions). Kevin McVeigh, Macquarie.

Kevin McVeigh —Macquarie Securities—Analyst

I wonder if you could comment — it seems like we have kind of seen the sequester and it looks like there has been minimal impact if any on the business. Just any thoughts on that first.

George Zoley —The GEO Group, Inc.—Chairman & CEO

You are correct; there has been minimal impact, no material impact. We have seen kind of periodic blips, ups and downs, but nothing sustained, which we are thankful for.

Kevin McVeigh —Macquarie Securities—Analyst

And then, not to belabor California, but obviously it has been a state that is a tremendous opportunity but also comes with its fair share of headaches. Given kind of what the judge has come down with do you see any more staying power in terms of the way you are going to negotiate those contracts where there may not be as much volatility, where you have Jerry Brown come in and say, all right, we’re going to not fund these beds this year and then the funding comes in?

I guess what I am saying is, are you better positioned to maybe get a little more length out of those contracts as you are negotiating now just given the mandate that doesn’t seem like its got too much flexibility by the 12-31 deadline?

George Zoley —The GEO Group, Inc.—Chairman & CEO

I think the answer is yes for two reasons. One, there has been more clarity as to what the demands are by the three judge federal panel and what objectives have to be met by the state. And then two, I think the decentralization of the low level security prisoners has kind of played out and we have seen that the counties have reached their capacity being able to absorb low-level prisoners. And so we have seen that.

And I think the state has seen that and heard back from the counties in effect that they are pretty much at their limits. So the only two possible solutions as reported in the papers have been — it is either a release of prisoners or adding additional capacity primarily through private beds.

Kevin McVeigh —Macquarie Securities—Analyst

And then just — not to get too, too precise with the timing, but I would imagine those awards would have to come out relatively soon just given the fact that you’ve got to transport them and to scale them down from whatever facilities they are currently at into an alternative would take some time. Is that the right way to think about it?

George Zoley —The GEO Group, Inc.—Chairman & CEO

Well, each — I guess each year or each period of time the state has different objectives it must meet. And the next milestone I think is the end of this year that they have to achieve between 9,000 and 10,000 additional beds of capacity or release of a similar number of prisoners. So I think they are going to have to move fairly quickly. On (technical difficulty) the next year has an additional timetable to it.

Kevin McVeigh —Macquarie Securities—Analyst

And can you remind us just — not to get too far ahead of ourselves, but into 2014, is there a certain number in terms of — I know this year it’s between 9,000 and 10,000 — what next year would look like?

George Zoley —The GEO Group, Inc.—Chairman & CEO

I regret to say I don’t know.

Kevin McVeigh —Macquarie Securities—Analyst

Okay. Thank you. Nice job.

Operator

Chuck Ruff, Insight Investments.

Chuck Ruff —Insight Investments—Analyst

I see that in the second quarter your adjusted EBITDA was down about $2 million from last year’s second quarter. I know you lost the Alaska inmates, but I would have thought that would have been more than offset by Phase 2 of Adelanto and Aurora, Colorado. Can you explain why adjusted EBITDA declined?

Brian Evans —The GEO Group, Inc.—SVP & CFO

Well, I think during the — we had probably two main impacts to it that are outside the pro forma adjustments. One is the conversion to a REIT, just there is more ongoing or recurring overhead cost related to the REIT compliance and so forth. And the other piece is there’s probably about $1 million or so in impact in the first half of the year related to the strengthening of the U.S. dollar and the follow-on impact on FX rates.

Chuck Ruff —Insight Investments—Analyst

Okay. And the conversion to a REIT, how much did that increase annual overhead by?

Brian Evans —The GEO Group, Inc.—SVP & CFO

By $3 million to $5 million.

Chuck Ruff —Insight Investments—Analyst

Okay. So those two things along with losing Alaska more than offset Adelanto and Aurora?

Brian Evans —The GEO Group, Inc.—SVP & CFO

During the — and with regards to Adelanto, the new expansion opened in the fourth quarter and I would say in the first part of this year it has been normalizing. We would expect in the second half of the year to have more consistent regular run rate margin or profitability from that project. But the contract was still stepping up its population levels; we had full staffing that we were incurring all the expense for. So that facility wasn’t generating normalized profits during the first half of this year.

Chuck Ruff —Insight Investments—Analyst

Okay. Thank you.

Operator

Kevin Campbell, Avondale Partners.

Unidentified Participant

Hi, this is Clara on for Kevin. Could you just give us your thoughts maybe on the RFP that was recently issued in McAllen, Texas?

George Zoley —The GEO Group, Inc.—Chairman & CEO

I think it is a request for qualifications for approximately a 1,000 bed facility to be developed jointly with McAllen, Texas.

Unidentified Participant

All right and then also could you give us some insight on your interest maybe in community corrections acquisitions and also the size of that market and how fragmented it is?

George Zoley —The GEO Group, Inc.—Chairman & CEO

I am not sure the size of the market, I would guess it’s $1 billion to $2 billion. And there are a number of different players in the market, I can’t name them all but I think we are the largest.

Brian Evans —The GEO Group, Inc.—SVP & CFO

There is a combination, like George said, the number is smaller obviously you are familiar with some of the larger ones, there are some not-for-profits that are involved in it. So it is a pretty fragmented diverse market.

Unidentified Participant

Okay. All right, thank you.

Operator

Thank you. I would now like to turn the call over to George Zoley for closing remarks.

George Zoley —The GEO Group, Inc.—Chairman & CEO

Thank you, everyone, for joining us on this call. We look forward to addressing you on the fourth-quarter call. Thank you. Bye.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect and good day.